EXHIBIT 99.1

January 28, 2021 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports 4th Quarter and Fiscal Year Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended December 31, 2020, of $4,700,000, an increase of 34.4% from the $3,498,000 earned for the fourth quarter of 2019.   Earnings per share for the fourth quarter of 2020 were $.98 compared to $.73 for the prior year fourth quarter, a 34.2% increase.  For the year ended December 31, 2020, net income totaled $10,259,000, an increase of $352,000, or 3.6%, from net income of $9,907,000 for the year ended December 31, 2019.  Earnings per share were $2.14 for 2020 versus $2.08 for 2019.  Return on average assets and return on average equity were .94% and 7.83%, respectively, for the year ended December 31, 2020, compared to .96% and 8.10%, respectively, for the same period in the prior year.

“Honestly, I was very pleasantly surprised with our year end results.  It seems as though every aspect of 2020 was defined by the COVID-19 pandemic.  Every decision, every strategic initiative was balanced against the effect the pandemic would play in the results.  Ultimately, people were the foundation for our direction.  Decisions were driven by the safety of our customers, employees and shareholders,” said OVBC Chairman and CEO Tom Wiseman.  “Our executive team, managers, and, in fact, the organization as a whole stayed proactive in our approach to the many unprecedented challenges faced throughout the year.  I’m also proud to say we stayed true to our Community First mission reaching out to our communities when they needed us most.  That took the form of granting, not one, but two rounds of loan payment deferrals spanning six months, assisting our business customers in securing $35 million in PPP funds, waiving early closeout fees on Christmas and vacation savings accounts, continuing to buy local when possible, and even helping customers and shareholders stay informed of pandemic-related scams.”

For the fourth quarter of 2020, net interest income decreased $285,000, and for the year ended December 31, 2020, net interest income decreased $3,070,000 from the same respective periods in the prior year.  Impacting net interest income was the decrease in net interest margin in relation to the decrease in market rates.  The Federal Reserve reduced interest rates by 75 basis points during the second half of 2019 and another 150 basis points in March of 2020, which contributed to a greater decrease in yield on earning assets than the average cost on interest-bearing liabilities.  This trend was partly due to interest rates on deposits lagging the decrease in general market rates and certain deposits already being at or near their interest rate floor, which limited the Company’s ability to reduce deposit costs to the same magnitude as experienced on earning assets.  For the year ended December 31, 2020, the net interest margin was 3.97%, compared to 4.51% for the same period the prior year.  Also contributing to lower net interest income was the change in the Company’s business model for Loan Central, Inc.’s assessment of fees for tax refund advance loans.  Starting in 2020, Loan Central changed from only assessing loan fees for the tax refund loan to primarily assessing a fee for preparing the tax return in combination with a reduced loan fee.  This fundamental change in the fee structure was imposed upon the Company in order to comply with new regulations.  As a result, tax refund advance loan fees for the year ended December 31, 2020 decreased $730,000 from the same period the prior year.  The reduction in tax refund advance fees lowered the net interest margin seven basis points for the year ended December 31, 2020 from the same period the prior year.  The fee income for tax preparation services was recorded as noninterest income and is discussed below.  Partially offsetting the compression in net interest margin was the growth in average earning assets.  For 2020, average earning assets increased $52 million, or 5.4%, from 2019, led predominantly by the commercial lending segment.

For the three months ended December 31, 2020, the provision for loan losses increased $544,000, and for the year ended December 31, 2020, the provision for loan losses increased $1,980,000, from the same respective periods in 2019.  For the three months ended December 31, 2020, the negative provision for loan loss expense of $471,000 was primarily related to lower general reserves associated with an improved unemployment economic risk factor, which for our markets has returned to pre-pandemic levels.  The contribution from the improved economic risk factor more than offset the quarterly net loan charge-offs of $99,000.  For the year ended December 31, 2020, the provision for loan losses of $2,980,000 was primarily related to year-to-date net loan charge-offs of $2,092,000, of which $807,000 had been previously allocated for in 2019, and an increase in general reserves related to the establishment of an economic risk factor for the coronavirus pandemic.  Based on declining economic conditions, management increased general reserves $2,315,000 to reflect higher anticipated losses due to the expected financial impact of the coronavirus on customers.  In association with this higher risk factor, the allowance for loan losses increased to .84% of total loans at December 31, 2020 compared to .81% at December 31, 2019.  The ratio of nonperforming loans to total loans was .82% at December 31, 2020 compared to 1.30% at December 31, 2019.

For the three months ended December 31, 2020, noninterest income totaled $2,313,000, a decrease of $897,000 from the same period the prior year.  The decrease was due to the net gain of $1,256,000 from the sale of the New Holland and Mount Sterling branch locations that occurred in the fourth quarter of 2019.  This was partially offset by mortgage banking income, which increased $205,000 from the fourth quarter of 2019 in relation to the heightened volume of home purchases and mortgages being refinanced.  Noninterest income totaled $11,438,000 for the year ended December 31, 2020, an increase of $2,272,000 from the same period in 2019 that was primarily related to receipt of a $2,000,000 settlement payment.  The payment was paid to the Bank as part of a settlement agreement signed during the first quarter of 2020.  The settlement agreement was related to the previously disclosed litigation the Bank had filed against a third-party tax software product provider for early termination of its tax processing contract.  For the year ended December 31, 2020, mortgage banking income increased $944,000 from the same period the prior year.  Further contributing to the increase in noninterest income was the Company’s change in its business model for assessing fees on tax refund advance loans.  By primarily charging for the tax preparation services, the Company recorded $644,000 in tax preparation fee income during the year ended December 31, 2020.  Partially offsetting these increases was the gain from the branch sale in 2019 mentioned above and service charges on deposit accounts.  For 2020, service charges on deposits decreased $433,000 from the same period the prior year in relation to customers maintaining higher deposit balances due to various economic stimulus payments, which led to lower overdraft fees.

For the three months ended December 31, 2020, noninterest expense totaled $7,121,000, a decrease of $3,280,000 from the same period in 2019.  For the year ended December 31, 2020, noninterest expense totaled $36,133,000, a decrease of $3,365,000, or 8.5%, from the same period the prior year.  The Company’s largest noninterest expense, salaries and employee benefits, decreased $2,027,000 as compared to the fourth quarter of 2019 and decreased $1,888,000 as compared to the year ended December 31, 2019.  Both the quarterly and year-to-date decrease was primarily related to the expense associated with the voluntary early retirement program that was completed during the fourth quarter of 2019, which resulted in a one-time expense of $1,507,000.  In association with the voluntary early retirement program and the sale of the two branches, the Company realized additional savings in personnel expense during 2020 due to a lower number of employees.  For the three months and year ended December 31, 2020, professional fees decreased $626,000 and $989,000, respectively, from the same periods in 2019.  The decrease was due to lower legal fees associated with collecting troubled loans and to litigation related legal fees associated with the terminated tax processing contract.  Also contributing to lower noninterest expense was marketing expense, which decreased in relation to the pandemic environment.  For the year ended December 31, 2020, marketing expense decreased $228,000 from the same period the prior year.

The Company’s total assets at December 31, 2020 were $1.187 billion, an increase of $174 million, or 17.1%, from December 31, 2019.  The increase in assets was related to an $86 million increase in cash and cash equivalents and a $76 million increase in loans.  The growth in loans occurred primarily in the commercial segment, which was partially related to the origination of $35 million in Paycheck Protection Program (PPP) loans, of which, $28 million was still outstanding at December 31, 2020.  The PPP loans are guaranteed by the SBA and have a minimal impact on the allowance for loan losses.  The increase in cash and cash equivalents was related to the investment of the heightened deposit balances received during 2020.  At December 31, 2020, total deposits increased $172 million, or 21.0%, from year end 2019 in relation to customers receiving stimulus funds from various government programs and their desire to preserve cash during this uncertain economic environment.

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns The Ohio Valley Bank Company, with 15 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Caution Regarding Forward-Looking Information

Certain statements contained in this earnings release that are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) impacts from the novel coronavirus (COVID-19) pandemic on our business, operations, customers and capital position; (ii) higher default rates on loans made to our customers related to COVID-19 and its impact on our customers’ operations and financial condition; (iii) the impact of COVID-19 on local, national and global economic conditions; unexpected changes in interest rates or disruptions in the mortgage market related to COVID-19 or responses to the health crisis;  (iv) the effects of various governmental responses to the COVID-19 pandemic; (v) changes in political, economic or other factors, such as inflation rates, recessionary or expansive trends, taxes, the effects of implementation of federal legislation with respect to taxes and government spending and the continuing economic uncertainty in various parts of the world; (vi) competitive pressures;  (vii) fluctuations in interest rates; (viii) the level of defaults and prepayment on loans made by the Company; (ix) unanticipated litigation, claims, or assessments; (x) fluctuations in the cost of obtaining funds to make loans; (xi) regulatory changes; (xii) and other factors that may be described in the Company’s Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission from time to time.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2020	2019	2020	2019
PER SHARE DATA
Earnings per share	$0.98	$0.73	$2.14	$2.08
Dividends per share	$0.21	$0.21	$0.84	$0.84
Book value per share	$28.48	$26.77	$28.48	$26.77
Dividend payout ratio (a)	21.39%	28.68%	39.20%	40.37%
Weighted average shares outstanding	4,787,446	4,783,078	4,787,446	4,767,279

DIVIDEND REINVESTMENT (in 000's)
Dividends reinvested under
employee stock ownership plan (b)	$-	$-	$154	$179
Dividends reinvested under
dividend reinvestment plan (c)	$372	$360	$1,514	$1,438

PERFORMANCE RATIOS
Return on average equity	14.04%	11.05%	7.83%	8.10%
Return on average assets	1.62%	1.33%	0.94%	0.96%
Net interest margin (d)	3.78%	4.30%	3.97%	4.51%
Efficiency ratio (e)	56.84%	75.89%	69.67%	75.02%
Average earning assets (in 000's)	$1,075,167	$967,403	$1,016,966	$965,047

(a) Total dividends paid as a percentage of net income.
(b) Shares may be purchased from OVBC and on secondary market.
(c) Shares may be purchased from OVBC and on secondary market.
(d) Fully tax-equivalent net interest income as a percentage of average earning assets.
(e) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)
	Three months ended		Twelve months ended
(in $000's)	December 31,		December 31,
	2020	2019	2020	2019
Interest income:
Interest and fees on loans	$10,815	$11,190	$43,204	$45,766
Interest and dividends on securities	575	821	2,744	3,330
Interest on interest-bearing deposits with banks	25	244	225	1,221
Total interest income	11,415	12,255	46,173	50,317
Interest expense:
Deposits	1,104	1,580	5,254	6,026
Borrowings	210	289	937	1,239
Total interest expense	1,314	1,869	6,191	7,265
Net interest income	10,101	10,386	39,982	43,052
Provision for (recovery of) loan losses	(471)	(1,015)	2,980	1,000
Noninterest income:
Service charges on deposit accounts	436	545	1,685	2,118
Trust fees	64	69	257	264
Income from bank owned life insurance and
annuity assets	204	170	820	704
Mortgage banking income	288	83	1,254	310
Debit / credit card interchange income	1,028	970	4,031	3,905
Gain (loss) on other real estate owned	49	(64)	(35)	(65)
Net gain on branch divestitures	----	1,256	----	1,256
Tax preparation fees	1	----	644	----
Litigation settlement	----	----	2,000	----
Other	243	181	782	674
Total noninterest income	2,313	3,210	11,438	9,166
Noninterest expense:
Salaries and employee benefits	4,782	6,809	21,636	23,524
Occupancy	455	401	1,817	1,771
Furniture and equipment	272	272	1,096	1,060
Professional fees	(77)	549	1,519	2,508
Marketing expense	(254)	31	613	841
FDIC insurance	72	----	165	113
Data processing	329	367	2,170	1,996
Software	343	505	1,454	1,705
Foreclosed assets	11	79	128	266
Amortization of intangibles	14	117	62	206
Other	1,174	1,271	5,473	5,508
Total noninterest expense	7,121	10,401	36,133	39,498
Income before income taxes	5,764	4,210	12,307	11,720
Income taxes	1,064	712	2,048	1,813
NET INCOME	$4,700	$3,498	$10,259	$9,907

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	December 31,	December 31
	2020	2019
ASSETS
Cash and noninterest-bearing deposits with banks	$14,989	$12,812
Interest-bearing deposits with banks	123,314	39,544
Total cash and cash equivalents	138,303	52,356
Certificates of deposit in financial institutions	2,500	2,360
Securities available for sale	112,322	105,318
Securities held to maturity (estimated fair value: 2020 - $10,344; 2019 - $12,404)	10,020	12,033
Restricted investments in bank stocks	7,506	7,506
Total loans	848,664	772,774
Less: Allowance for loan losses	(7,160)	(6,272)
Net loans	841,504	766,502
Premises and equipment, net	21,312	19,217
Premises and equipment held for sale, net	637	653
Other real estate owned	49	540
Accrued interest receivable	3,319	2,564
Goodwill	7,319	7,319
Other intangible assets, net	112	174
Bank owned life insurance and annuity assets	35,999	30,596
Operating lease right-of-use asset, net	880	1,053
Other assets	5,150	5,081
Total assets	$1,186,932	$1,013,272

LIABILITIES
Noninterest-bearing deposits	$314,777	$222,607
Interest-bearing deposits	678,962	598,864
Total deposits	993,739	821,471
Other borrowed funds	27,863	33,991
Subordinated debentures	8,500	8,500
Operating lease liability	880	1,053
Accrued liabilities	19,626	20,078
Total liabilities	1,050,608	885,093

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares authorized;
2020 - 5,447,185 shares issued; 2019 - 5,447,185 shares issued)	5,447	5,447
Additional paid-in capital	51,165	51,165
Retained earnings	92,988	86,751
Accumulated other comprehensive income	2,436	528
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	136,324	128,179
Total liabilities and shareholders' equity	$1,186,932	$1,013,272